Exhibit 10.1
S&P GLOBAL INC.
2019 STOCK INCENTIVE PLAN
2024 PERFORMANCE SHARE UNIT AWARD AGREEMENT

GRANT NOTICE

S&P Global Inc., a New York corporation (“S&P Global” or the “Company”), has awarded to the employee named below (the “Participant” or “you”) the number of Performance Share Units (the “Units”) specified and on the terms set forth below (the “Award”). The Units were granted pursuant to the Company’s 2019 Stock Incentive Plan, as amended and restated (the “Plan”), and are subject to all of the terms and conditions set forth in the Plan, the grant notice section (the “Grant Notice”) of this Performance Share Unit Award Agreement (the “Award Agreement”) and the Terms and Conditions section of this Award Agreement, including the S&P Global Agreements for the Protection of Company Interests (“Attachment A”) and any special terms and conditions applicable to the Participant’s country of residence or employment (“Attachment B”). Capitalized terms not expressly defined in this Award Agreement shall have the meanings set forth in the Plan.

Participant:    _____________________________
Award Date:    _____________________________
Grant Date:    _____________________________
Target Performance Share Units:    _____________________________
Award Period:    1/1/24 to 12/31/26

Vesting Schedule:

Except as otherwise provided in Sections 7, 17 and 18 hereof, the Units shall vest on December 31, 2026 (the “Vesting Date”), (i) based on the attainment level of the performance-based conditions set forth in Section 5 hereof and in accordance with the performance goal payout schedule set forth below and (ii) subject to Participant’s continued employment with a member of the Company Group through the Vesting Date.

Performance Goal Payout Schedule:

The number of PSUs that become eligible to vest in accordance with the terms of the Award Agreement shall be based on the attainment level of the performance-based conditions set forth in Section 5 in accordance with the following payout schedule:

Cumulative EPS Goal Attainment Level	Number of PSUs Eligible to Vest
200% of Target or Greater	200%
Target	100%
Less than Threshold	0%

Performance attainment at levels between the levels specified in the above schedule shall be determined on an interpolated basis and the number of PSUs that become eligible to vest shall be determined in accordance with the interpolated attainment levels.
_____________________________

TERMS AND CONDITIONS OF
2024 PERFORMANCE SHARE UNIT AWARD

1.Grant of Awards. The grant of this Award is subject to the Terms and Conditions hereinafter set forth with respect to the Units covered by this Award. The Award represents the right to receive one share of Stock (or the cash equivalent, to the extent determined by the Committee, in its sole discretion) for each Unit subject to the Award that vests. Upon grant of the Award, no stock or other certificate representing the Units or the shares of Stock represented thereby will be issued to or registered in the name of the Participant. The ultimate payment of the Award in the form of issuance of shares of Stock (or the cash equivalent) is contingent upon achievement of the cumulative EPS goal established by the Committee hereunder and the additional requirements set forth herein. The Participant does not have an absolute right to receive a fixed or determinable amount either at the inception or expiration of the Award Period.
2.Award Acceptance and Addenda. To be entitled to any payment under this Award, the Participant acknowledges and agrees that the Participant must accept and thereby agree to comply with the provisions of the Plan and the Award Agreement, which includes the Grant Notice and these Terms and Conditions, including any provisions of the S&P Global Agreements for the Protection of Company’s Interests (as defined in Section 2(a)) and the Non-U.S. Country Addendum (as defined in Section 2(b) hereof) applicable to the Participant which are incorporated herein and constitute a material and integral part of these Terms and Conditions.
(a)Post-Employment Obligations for Protection of Company Interests. The Participant acknowledges and agrees that additional terms and conditions set forth in the Agreement applicable to the Participant in Attachment A (the “S&P Global Agreements for the Protection of Company Interests”), which is the one that applies to the country or Commonwealth in which the Participant works at the time the Participant accepts the Award, are hereby incorporated into, and are part of, the Terms and Conditions for the Award.
The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment A, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of employees and confidentiality provisions therein.
(b)Non-U.S. Country Addendum. By accepting these Terms and Conditions, and notwithstanding any provisions to the contrary herein, the Participant acknowledges and agrees that the Award shall be subject to any special terms and conditions applicable to the Participant’s country of residence (and country of employment, if different) set forth in Attachment B (the “Non-U.S. Country Addendum”), which are hereby incorporated into, and are part of, the Terms and Conditions for the Award with respect to any Participant who resides and/or works in a country located outside the United States (a “Non-U.S. Participant”).
Moreover, if the Participant transfers his or her residence and/or work location to another country reflected in Attachment B after the Grant Date, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).
The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment B, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment B.
3.Time Period to Accept Award. The Participant acknowledges and agrees that the Participant has up to ninety (90) days to accept these Terms and Conditions from the date the Terms and Conditions are first made available to the Participant on the website maintained by the Company’s equity administrator (the “Website”). The Participant further acknowledges and agrees that failure to timely accept these Terms and Conditions during the 90-day acceptance period will result in the forfeiture of this Award in its entirety and without exception effective immediately.
4.Electronic Delivery and Participation. The Participant acknowledges and agrees that he or she is accepting the Award by electronic means and that such electronic acceptance constitutes the Participant’s agreement to be bound by these Terms and Conditions, including all provisions of the addenda set forth in Attachments A and B applicable to the Participant.
By accepting the Award, the Participant consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an online or electronic system, including the Website, established and maintained by the Company or another third party designated by the Company. The Participant also acknowledges that as of the Grant Date, the Terms and Conditions set forth the entire understanding between the Participant and the Company regarding the Participant’s acquisition of the Units and any underlying shares of Stock and supersede all prior oral and written agreements on that subject, with the exception of Awards previously granted and delivered to Participant under the Plan.
5.Performance Goals.
(a)EPS and EPS Goals. The performance-based conditions applicable to this Award shall be based on the attainment level of a three-year cumulative Earnings per Share (“EPS”) goal established prior to the grant of the Award by the Committee for the Award Period. Subject to any adjustments to the performance goals made by the Committee after the Award Date pursuant to Section 5(b), these performance goals shall apply to the determination of the Units that become eligible to vest and payable hereunder in accordance with the other terms of this Award.
(b)Committee Discretion to Adjust. For purposes of this Award, “EPS” means diluted earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report, adjusted in the manner that the Committee determines to be appropriate to exclude some or all of one or more items of income or expense. The EPS goals referred to in Section 5(a) are the targets for EPS expressed as a dollar amount approved by the Committee for the Award Period. The Committee may adjust these EPS targets after the Award Date in the manner that the Committee determines to be appropriate to take into account facts and circumstances occurring after the Award Date. The decision by the Committee to adjust or not to adjust EPS or the EPS targets shall be final and binding on the Participant and all other interested persons and may have the effect of increasing or decreasing the amount payable to the Participant pursuant to this Award.
6.Vesting and Payment.
(a)Vesting. The Units shall be subject to a service-based vesting condition as set forth in the Grant Notice and a performance-based vesting condition set forth in Section 5 hereof. For the avoidance of any doubt, no Units shall vest and the Award shall be forfeited if the threshold level of the performance-based condition is not attained without regard to whether the service-based vesting condition is satisfied.
(b)Payment. Except as otherwise provided in Sections 7, 17 and 18 hereof, the vested Units shall be paid in the calendar year following the Vesting Date after the assessment of the attainment level of the performance-based vesting condition set forth in Section 5, but in no event after March 15th of the calendar year following the Vesting Date (the “Payment Date”).

7.Termination of Employment Prior to Vesting Date.
(a)Pro Rata Award Opportunity in Certain Circumstances. In the event of the termination of the Participant’s employment with the Company Group prior to the Vesting Date due to (i) “Normal Retirement” or “Early Retirement” (each, as defined below, and together, “Retirement”); (ii) Disability (as defined under the disability plan applicable to the Participant); (iii) death; or (iv) in connection with an involuntary termination by the Company or other member of the Company Group other than for Cause, the Participant shall be eligible to vest in a pro rata portion of this Award determined in accordance with Section 7(b) hereof; provided, however, that in the case of a termination by the Company or other member of the Company Group other than for Cause, payment of a pro rata portion of this Award shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company and its Subsidiaries and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release.
    For purposes of this Award Agreement, “Normal Retirement” shall mean the Participant’s termination of employment from the Company on or after age 65 (or, where required by local law or contract, the equivalent normal retirement age with respect to a Participant located outside the United States). “Early Retirement” shall mean the termination of employment from the Company of a Participant who is eligible for an “Early Retirement Benefit” under the Employee Retirement Plan of S&P Global Inc. and its Subsidiaries (frozen to new participants effective as of April 1, 2012, and as amended and restated as of January 1, 2022) on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company. For the avoidance of doubt, Early Retirement, as defined above, only applies to grandfathered participants located within the United States who were eligible to participate in the Employee Retirement Plan of S&P Global Inc. and its Subsidiaries before such Plan froze.
Except as otherwise provided in Sections 17 and 18 hereof, in the event the Participant voluntarily resigns his or her employment with the Company Group or is involuntarily terminated by the Company or other member of the Company Group for Cause prior to the Vesting Date, the Participant shall forfeit the right to any payment under this Award.
(b)Determination of Pro Rata Award.
(i)Retirement or Disability. The pro rata portion of the Award that shall vest upon the Participant’s termination of employment due to Retirement or Disability pursuant to Section 7(a) hereof shall be determined: (X) first, by multiplying the number of Units subject to the Award by a fraction, the numerator of which is the number of full calendar days contained in the period between the Award Date and the termination date during which the Participant was employed and the denominator of which is the number of full calendar days contained in the Award Period; (Y) second, by measuring the cumulative EPS for each fiscal year from the Award cycle base year through the Vesting Date; and (Z) by multiplying the number of Units determined in (X) by the number of Units that become eligible to vest based on the attainment level of the cumulative EPS goal established for the Award in (Y), subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 5 hereof.
(ii)Termination by the Company Other than For Cause. The pro rata portion of the Award that shall vest in connection with a termination by the Company or other member of the Company Group other than for Cause pursuant to Section 7(a) hereof, shall be determined: (X) first, by multiplying the number of Units subject to the Award by a fraction, the numerator of which is the number of full calendar days contained in the period between the Award Date and the termination date during which the Participant was employed plus the number of full calendar days in the Award Period during which the Participant receives Separation Pay, as defined in the severance program in which the Participant participates (to the extent the Participant so participates), and the denominator of which is the number of full calendar days contained in the period between the Award Date and the last day of the Award Period; (Y) second, by measuring the cumulative EPS for each fiscal year from the Award cycle base year through the Vesting Date; and (Z) by multiplying the number of Units determined in (X) by the number of Units that become eligible to vest based on the attainment level of the cumulative EPS goal established for the Award in (Y), subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 5 hereof.
(iii)Death. The pro rata portion of the Award that shall vest upon the Participant’s termination of employment due to death pursuant to Section 7(a) hereof shall be determined: (X) first, by multiplying the number of Units subject to the Award by a fraction, the numerator of which is the number of full calendar days contained in the Award Period during which the Participant was employed and the denominator of which is the number of full calendar days contained in the Award Period; and (Y) second, by multiplying the number of Units determined in (X) by the number of Units that become eligible to vest based on the target attainment level of the cumulative EPS goal as set forth in the payout schedule established for the Award, subject to the provisions of Section 5 hereof.
(c)Payment Timing of Pro Rata Award.
(i)All Circumstances Other Than Death. In the event the Award vests pursuant to Section 7(a)

other than as a result of the termination of Participant’s employment due to death, the Participant’s pro rata portion of the Award (if any) determined to have become eligible to vest pursuant to Section 7(b) herein shall be paid to the Participant on the Payment Date. For the avoidance of doubt, in the case of a termination by the Company or other member of the Company Group other than for Cause, if the Participant does not execute a Release or a Release does not become effective and irrevocable in its entirety prior to the expiration of the time specified in the Release, the Participant shall not be entitled to any payments pursuant to this Section 7.
(ii)Death. In the event the Award vests pursuant to Section 7(a) due to the termination of the Participant’s employment due to death, the Participant’s pro rata portion of the Award (if any) determined to have become eligible to vest pursuant to Section 7(b) herein shall be paid to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), within 60 days following date of the Participant’s death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
8.Voting and Dividend Rights. Prior to the issuance of any shares of Stock covered by this Award, the Participant shall not have the right to vote or to receive any dividends with respect to such shares.
9.Transfer Restrictions. This Award and the Units are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
10.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, any member of the Company Group that legally employs the employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant or vesting of the Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend

Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of:
i.withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or any member of the Company Group;
ii.withholding shares of Stock that otherwise would be issued to the Participant upon settlement of Units;
iii.withholding from proceeds of the sale of shares of Stock, through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
iv.requiring the Participant to make a payment in cash or by check;
v.any other method of withholding approved by the Company and to the extent required by applicable laws or the Plan, approved by the Committee; or
vi.and in each case, under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy; provided, however, that, unless otherwise determined by the Committee, if the Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding (for Tax-Related Items other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which shares of Stock are issued upon settlement of the Units) shall be through a withholding of Shares under (ii) above.
(c)The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded by the Company, the Participant must seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the vested Units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the shares of Stock or the proceeds from the sale of shares of Stock to the Participant if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
11.Miscellaneous. This Award Agreement, including these Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor of the Company; and (b) may not be amended or modified in any way without the express written consent of both the Company and the Participant. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President, Chief Purpose Officer of S&P Global, which directly refers to these Terms and Conditions and this Award. No other modifications to these Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by this Award. If this Award is assumed or a new award is substituted therefor in any corporate reorganization, employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company. In the event of any merger, reorganization, consolidation, recapitalization, dividend, stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the number of Units granted pursuant to this Award as may be determined to be appropriate by the Committee in its sole discretion.
12.Application of Local Law. Notwithstanding Section 23, for any Non-U.S. Participant, this Award shall be subject to all applicable laws, rules and regulations, and any special terms and conditions, of such Participant’s country of residence (and country of employment, if different), but limited to the extent required by local law. By accepting these Terms and Conditions, any Non-U.S. Participant agrees to repatriate all payments attributable to shares of Stock acquired under the Plan in accordance with local foreign exchange rules and regulations in such Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
13.Pay Recovery Policy. By accepting this Award Agreement, including these Terms and Conditions, the Participant acknowledges and agrees that this Award shall be subject to the requirements of the S&P Global Inc. Financial Statement Compensation Recoupment Policy, the Senior Executive Pay Recovery Policy of S&P Global and/or the S&P Ratings Services Pay Recovery Policy (as applicable, the “Policy”), and all shares of Stock or other amounts paid or payable to a Participant under or in respect of the Award shall, if applicable, be subject to reduction, cancellation, recovery, recoupment, forfeiture or other action pursuant to and as, and to the extent, provided by the Policy (or any successor policy or requirement), as in effect from time to time or any other policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or other applicable laws.
14.Trading Policy. By accepting this Award Agreement, including these Terms and Conditions, the Participant acknowledges and agrees that this Award shall be subject to the requirements of the S&P Global Inc. Securities Disclosure Policy and the S&P Global Inc. Securities Trading Policy, each as in effect from time to time. In addition, the Participant acknowledges that the Participant’s country of residence (and country of employment, if different) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan by acquiring or selling shares of Stock acquired under the Plan and that the Participant is solely responsible for complying with such laws or regulations.
15.Data Privacy. By accepting this Award Agreement, including these Terms and Conditions, the Participant acknowledges and agrees that employee information, including financial information, may be collected by the Company, subject to applicable local data protection and employment law and the S&P Global Inc. Participant Privacy Policy (as in effect from time to time), in connection with its administration of these policies or complying with regulatory requirements. By accepting this Award Agreement, including these Terms and Conditions, the Participant agrees to submit their personal data, including financial information, and consents to the collection, transfer, retention or otherwise processing of such data by the Company and/or a third party service provider that may not be located in the same jurisdiction as the Participant, subject to applicable local data protection and employment law.
16.No Impact on Other Benefits. Any payment pursuant to this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company, and,

except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
17.Change in Control if the Successor Company Assumes or Substitutes the Award. In the event of a Change in Control prior to the Vesting Date, to the extent the successor company (or a subsidiary or parent thereof) assumes or substitutes the Award on substantially the same terms and conditions, the following shall apply:
(a)Effect of Change in Control. Subject to any applicable adjustments as provided for in the Plan and these Terms and Conditions, the Award shall convert into an award of time-based vested restricted stock units with the number of shares of common stock of the successor company (or a subsidiary or parent thereof) underlying such restricted stock units determined based on the deemed achievement of the cumulative EPS goal set forth in Section 5 as follows: (i) at the target cumulative EPS goal, to the extent less than 50% of the Award Period has been completed as of the date of such Change in Control and (ii) at the greater of (X) the attainment level of the cumulative EPS performance goal measured as of the date of the Change in Control based on the period between the Award Date and the date of the Change in Control or (Y) the target cumulative EPS goal, to the extent 50% or more of the Award Period has been completed as of the date of such Change in Control. The vesting of the converted Award shall continue to be subject to the service-based vesting requirement set forth in Section 6, subject to Sections 17(b) and (c) below.
(b)Involuntary Termination Other Than for Cause; Severance Termination; Retirement, Disability.
(i)Vesting. If, following a Change in Control prior to the Vesting Date, the Participant’s employment (A) is terminated other than for Cause, (B) is terminated under circumstances that would entitle the Participant to severance in accordance with the severance plan in which the Participant participates, or (C) is terminated due to Retirement or Disability, the Award, as converted pursuant to Section 17(a), shall become unrestricted and fully vested.
(ii)Payment. An Award that vests pursuant to Section 17(b)(i) shall be paid on the Participant’s termination of employment, provided that if the Award constitutes non-qualified deferred compensation subject to Section 409A, as determined in the sole discretion of the Company, the Award shall be paid on (A) the Separation Payment Date, if the Change in Control constitutes a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “Section 409A Change in Control”) and the Separation Date is not more than two years after the Change in

Control, or (B) the Payment Date, if the Change in Control is not a Section 409A Change in Control or the Separation Date is more than two years after the Change in Control.
    For purposes of this Section 17 and Section 18, the “Separation Date” means the date of the Participant’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the “Separation Payment Date” means the Separation Date or, if the Participant is a “specified employee” as of the Separation Date within the meaning of Section 409A(a)(2)(B)(i) of the Code, the date that is one day following six months after the Separation Date (or, if earlier, the date of the Participant’s death).
(c)Death. If the employment of the Participant is terminated due to death following a Change in Control prior to the Vesting Date, upon such termination, the Award, as converted pursuant to Section 17(a), shall become unrestricted and fully vested. The Award shall be paid to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate) within 60 days following the date of the Participant’s death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
(d)Forfeiture. If the employment of the Participant terminates following a Change in Control prior to the Vesting Date for any reason not described in Sections 17(b) or (c), the Participant will forfeit the unvested Award.
18.Change in Control if the Successor Company Does Not Assume or Substitute the Award. In the event of a Change in Control prior to the Vesting Date, to the extent the successor company (or a subsidiary or parent thereof) does not assume or substitute the Award on substantially the same terms and conditions, the following shall apply:
(a)Effect of Change in Control. The cumulative EPS goal set forth in Section 5 shall be deemed to have been achieved, and such achievement shall be at the higher of (i) the target cumulative EPS goal and (ii) the attainment level of the cumulative EPS goal measured as of the date of the Change in Control based on the period between the Award Date and the date of the Change in Control.
(b)Award Amount and Payment Timing. A pro rata portion of the Units, calculated in accordance with Section 18(b)(ii) hereof, that become eligible to vest based on deemed achievement of the performance goals pursuant to Section 18(a) shall vest upon a Change in Control and the Units shall be settled in shares of Stock immediately prior to the date of the Change in Control, subject to the following provisions.

(i)Section 409A Compliance. If the Award constitutes non-qualified deferred compensation subject to Section 409A, as determined in the sole discretion of the Company, and the Change in Control constitutes a Section 409A Change in Control, then a pro rata portion of the Units that become eligible to vest based on deemed achievement of the performance goals pursuant to Section 18(a), as determined in Section 18(b)(ii) hereof, shall be paid to the Participant immediately prior to the Change in Control in the form of shares of Stock. If such Change in Control is not a Section 409A Change in Control, then all of the Units that become eligible to vest based on deemed achievement of the performance goals pursuant to Section 18(a) shall be converted into cash in accordance with Section 18(c) below and payment shall be made on the Payment Date or, if earlier, the Separation Payment Date.
(ii)Calculation of Pro Rata Portion. Calculation of the pro rata portion of the Units that become payable to the Participant under this Section 18 shall be determined solely by multiplying the number of Units that become eligible to vest based on the deemed attainment of the performance goals pursuant to Section 18(a) by a fraction, (x) the numerator of which is the number of calendar quarters from the Award Date to the date of the Change in Control and the denominator of which is the number of calendar quarters from the Award Date to the Vesting Date.
(c)Conversion and Payment.
(i)Cash Payment. The Units that vest pursuant to this Section 18 that do not become payable upon a Change in Control pursuant to Section 18(b)(ii) shall be converted into cash by the Company as of the date such Change in Control is determined to have occurred. The converted cash amount for each share of Stock shall be the Change in Control Price. For purposes of this Section 18(c), the “Change in Control Price” means the highest cash price per share of Stock paid in any transaction reported on the Consolidated Transaction Reporting System, or paid or offered in the transaction or transactions that result in the Change in Control or any other bona fide transaction related to a Change in Control or possible Change in Control at any time during the sixty-day period ending on the date of the Change in Control, as determined by the Committee. Such cash amounts shall be retained by the Company for the benefit of the Participant and thereafter shall be paid by the Company to the Participant on the Payment Date or, if earlier, the Separation Payment Date, in accordance with the other provisions of this Section 18(c).
(ii)Funding. Notwithstanding anything herein to the contrary in Sections 18(c)(i) above, if in connection with a Change in Control the Company elects to fund other payments due to senior executives of the Company pursuant to various management and benefit plans by effecting payments to the “rabbi trust” by a third-party trustee or through some other comparable vehicle in order to protect these payments for the benefit of the senior executives, the Company in such instance shall immediately fund the cash payment referred to herein on the same basis, for example, using a rabbi trust or other comparable vehicle, that are provided for other payments due senior executives of the Company.
(d)Securities Law Compliance. If in the event of a Change in Control where no listing or registration statement is in effect pursuant to Section 19 below, the Company shall distribute to the Participant a cash equivalent amount representing the shares of Stock to be issued to the Participant.
19.Securities Law Requirements. Notwithstanding any provision of the Plan or this Award Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon vesting of the Units prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the SEC or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, the Participant agrees that the Company shall have unilateral authority to amend the Award Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock.
20.Public Offering. By accepting this Award Agreement, including these Terms and Conditions, any Non-U.S. Participant acknowledges and agrees that (a) the grant of this Award is not intended to be a public offering of securities in such Participant’s country of residence and/or country of employment; (b) the Company has not submitted any registration statement, prospectus or other filings with local securities authorities, unless otherwise required under applicable local law; and (c) the grant of this Award is not subject to the supervision of local securities authorities.
21.Section 409A. This Award is intended to be exempt from or to comply with Section 409A of the Code, and it shall be interpreted and construed in accordance with this intent.
22.Incorporation of Plan Provisions. This Award, including the Units and the shares of Stock, if any, to be issued hereunder, is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein. Any capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in the Plan.
23.Governing Law and Venue. The grant of the Units and this Award Agreement shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this Award of Units is made and/or to be performed.